Exhibit 10.1
[RemedyTemp, Inc. Letterhead]
September 26, 2005
[Executive Name]
[Address]
     Re: Amendment of Options
Dear [           ]:
RemedyTemp, Inc. (the “Company”) has determined that it is advisable to accelerate the vesting of all of its outstanding and otherwise unvested stock options issued to executives and employees with exercise prices that are at or above $8.01 per share. Subject to the condition set forth below, this letter confirms that your stock options that have been granted by the Company under its 1996 Stock Incentive Plan (amended and restated effective as of August 16, 1999) and that are currently outstanding and otherwise unvested (the “Plan”) with exercise prices at or above $8.01 per share (your “Outstanding Options”), are fully vested.
This accelerated vesting of your Outstanding Options is conditioned, however, on your agreement that you will not sell, transfer, assign, pledge, or otherwise dispose of, alienate, or encumber, either voluntarily or involuntarily, any shares that you acquire on exercise of the accelerated portion of your Outstanding Options at any time before that portion of your Outstanding Options would have vested under the terms of the Plan or grant (without giving effect to this acceleration, but including any possible acceleration of vesting that would otherwise occur following a change in control or other circumstances causing accelerated vesting as set forth in the Plan, grant or any severance, employment or other agreement between you and the Company covering your Outstanding Options (each, an “Other Agreement”)). Except as provided below, any sale or transfer, or purported sale or transfer, of any such shares or any interest therein prior to that vesting date shall be null and void. This restriction on the transfer of shares will not apply to any transfer that would have been permitted with respect to the underlying option under the terms of the Plan; provided that any permitted transferee will acquire the shares subject to the same transfer restrictions.
If you decide to exercise the accelerated portion of your Outstanding Options prior to the time that portion of your Outstanding Options would have otherwise vested (including accelerated vesting set forth in the Plan, grant or Other Agreement), the Company will issue shares only in certificate form evidencing the shares you acquire on exercise with the following legend and such other legends as may be required or appropriate under applicable law:
“THE OWNERSHIP OF THIS CERTIFICATE AND THE SHARES OF STOCK EVIDENCED HEREBY AND ANY INTEREST THEREIN ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER UNDER AN AGREEMENT

ENTERED INTO BETWEEN THE REGISTERED OWNER AND REMEDYTEMP, INC. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF REMEDYTEMP, INC. ”
By executing this agreement, you and the Company agree that this agreement amends, and supersedes any inconsistent provisions of, the grant or Other Agreements evidencing your Outstanding Options.
Please acknowledge your agreement with the foregoing by signing the enclosed copy of this agreement where indicated below and returning the executed copy to the Company, attention: Chris Lal, Director of Legal Affairs. You should return the letter so that it is received by the Company no later than September 26, 2005.
Sincerely,
Christopher M. Lal
Director of Legal Affairs
Acknowledged and Agreed:
By:
[Executive Name]